Exhibit 99.1

Globus Medical Reports Full Year and Fourth Quarter 2012 Results
Record Revenue and Earnings

AUDUBON, PA, February 27, 2013: Globus Medical, Inc. (NYSE:GMED), a leading spinal implant manufacturer, today announced its financial results for the year and fourth quarter ended December 31, 2012.

Full Year 2012:

•	Worldwide sales were $386.0 million, up 16.4% over 2011

•	Net income increased 21.5% to $73.8 million compared to $60.8 million in 2011

•	2012 earnings per fully diluted share increased 19.4% to $0.80 compared to $0.67 in 2011

•	Non-GAAP Adjusted EBITDA was 35.4% of sales, compared to 35.8% in 2011

Fourth Quarter:

•	Worldwide sales were $100.5 million, a 14.3% increase from the fourth quarter of 2011

•	Fourth quarter net income increased by 53.0% to $20.8 million compared to $13.6 million in 2011

•	Earnings per fully diluted share increased 46.7% in the fourth quarter of 2012 to $0.22 compared to $0.15 for the same quarter of 2011

•	Non-GAAP Adjusted EBITDA was 34.6% of sales, compared to 34.4% in the fourth quarter of 2011

David Paul, Chairman and CEO, commented, “2012 was a tremendous year for Globus with industry leading revenue growth, continued strong profitability, the completion of a successful IPO, and the launch of 14 new products, including our first PMA approval with the SECURE®-C device. Our product development engine continues to perform at a high level creating the solutions of tomorrow for patients with spinal disorders."

Dave Demski, President and COO, added, "We performed extremely well in the fourth quarter with record sales of $100.5 million and an increase in diluted EPS of 46.7% over fourth quarter 2011. We maintained the strong pace of our U.S. sales force recruitment. Outside the United States, we added new distribution territories, providing us with a sales presence in 24 countries. Late in the quarter, we purchased a 112,000 square foot building adjacent to our existing facility. With nearly 250,000 square feet of real estate, we have adequate space to support our future growth. In the fourth quarter we generated $17.2 million of cash flow and achieved 34.6% adjusted EBITDA despite our continuing investment in Algea Therapies. Excluding investments made in Algea Therapies, our adjusted EBITDA for the fourth quarter was 38.0%."

Cash and cash equivalents ended the year at $212.4 million, increasing by $69.7 million during year, which was inclusive of proceeds from the company's IPO, acquisitions, facility purchase, and product launch capital expenditures. The company remains debt free.

Conference Call Information
Globus Medical will hold a teleconference to discuss its performance with the investment community at 5:30 p.m. Eastern Time today. Globus invites all interested parties to join the call by dialing:

1-855-533-7141     United States Participants
1-720-545-0060     International Participants
There is no pass code for the teleconference.

For interested parties who do not wish to ask questions, the teleconference will be webcast live and may be accessed through a link on the Globus Medical website at investors.globusmedical.com.

If you are unable to participate during the live teleconference, the call will be archived until Wednesday, March 13, 2013. The audio archive can be accessed by calling 1-855-859-2056 in the U.S. or 1-404-537-3406 from outside the U.S. The pass code for the audio replay is 1075-3353.

About Globus Medical, Inc.
Globus Medical, Inc. is a leading spinal implant manufacturer based in Audubon, Pennsylvania. The company was founded in 2003 by an experienced team of spine professionals with a shared vision to create products that enable spine surgeons to promote healing in patients with spinal disorders.

Non-GAAP Financial Measures

Adjusted EBITDA represents net income before interest (income)/expense, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, changes in the fair value of contingent consideration in connection with business acquisitions and provision for litigation settlements. This financial measure is not calculated in conformity with accounting principles generally accepted in the United States of America (GAAP). We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization) and items outside the control of our management (primarily income taxes and interest income and expense). Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections.

Adjusted EBITDA should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with GAAP, and is not indicative of net income (loss) from operations as determined under GAAP. Adjusted EBITDA and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance. Adjusted EBITDA does not include certain expenses that may be necessary to review our operating results and liquidity requirements. Our definition and calculation of Adjusted EBITDA may differ from that of other companies.

Safe Harbor Statements

All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of words such as “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and other similar terms. These forward-looking statements are based on our current assumptions, expectations and estimates of future events and trends. Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that may affect our businesses and operations and could cause actual results to differ materially from those predicted. These risks and uncertainties include, but are not limited to, factors affecting our quarterly results, our ability to manage our growth, our ability to sustain our profitability, demand for our products, our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel), our ability to rapidly develop and introduce new products, our ability to develop and execute on successful business strategies, our ability to comply with changing laws and regulations that are applicable to our businesses, our ability to safeguard our intellectual property, our success in defending legal proceedings brought against us, trends in the medical device industry, general economic conditions, and other risks. For a discussion of these and other risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our prospectus filed with the Securities and Exchange Commission on August 3, 2012, as amended, including the sections labeled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and in our periodic reports on file with the Securities and Exchange Commission. These documents are available at www.sec.gov. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Sales	$100,536	$87,993	$385,994	$331,478
Cost of goods sold	19,557	19,487	75,199	68,796
Gross profit	80,979	68,506	310,795	262,682

Operating expenses:
Research and development	7,228	5,773	27,926	23,464
Selling, general and administrative	44,626	37,857	168,862	140,386
Provision for litigation settlements	15	1,164	(786)	1,470
Total operating expenses	51,869	44,794	196,002	165,320

Operating income	29,110	23,712	114,793	97,362
Other expense, net	(16)	(220)	(140)	(413)
Income before income taxes	29,094	23,492	114,653	96,949
Income tax provision	8,327	9,922	40,822	36,165

Net income	$20,767	$13,570	$73,831	$60,784

Earnings per share:
Basic	$0.23	$0.15	$0.82	$0.69
Diluted	$0.22	$0.15	$0.80	$0.67
Weighted average shares outstanding:
Basic	91,177	88,093	89,608	88,112
Diluted	93,456	90,337	92,208	90,420

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$212,400	$142,668
Accounts receivable, net of allowances of $961 and $602, respectively	53,496	46,727
Inventories	62,310	47,369
Prepaid expenses and other current assets	3,020	2,515
Income taxes receivable	5,105	3,336
Deferred income taxes	23,779	16,160
Total current assets	360,110	258,775
Property and equipment, net	61,089	52,394
Intangible assets, net	9,585	7,433
Goodwill	15,372	9,808
Other assets	977	980
Total assets	$447,133	$329,390

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,991	$5,323
Accounts payable to related party	2,556	1,178
Accrued expenses	25,003	21,268
Income taxes payable	523	302
Business acquisition liabilities, current	1,435	1,200
Total current liabilities	39,508	29,271
Business acquisition liabilities, net of current portion	9,909	9,089
Deferred income taxes	7,714	5,755
Other liabilities	3,500	2,799
Total liabilities	60,631	46,914
Commitments and contingencies
Equity:
Convertible preferred stock; $0.001 par value. Authorized 50,961 shares; issued and outstanding 0 and 50,961 shares at December 31, 2012 and 2011, respectively	—	51
Common stock; $0.001 par value. Authorized 785,000 and 679,178 shares; issued and outstanding 91,270 and 72,529 shares at December 31, 2012 and 2011, respectively	91	73
Additional paid-in capital	136,501	106,708
Accumulated other comprehensive loss	(767)	(1,202)
Retained earnings	250,677	176,846
Total equity	386,502	282,476
Total liabilities and equity	$447,133	$329,390

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
(In thousands)	December 31, 2012	December 31, 2011
	(unaudited)
Cash flows from operating activities:
Net income	$73,831	$60,784
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	18,108	16,949
Provision for excess and obsolete inventories	6,119	10,487
Stock-based compensation	4,635	3,286
Allowance for doubtful accounts	363	105
Change in fair value of interest rate swap	—	113
Change in fair value of contingent consideration	119	(79)
Change in deferred income taxes	(6,079)	2,057
(Increase) decrease in:
Accounts receivable	(6,886)	(4,672)
Inventories	(20,541)	(15,280)
Prepaid expenses and other assets	(117)	460
Increase (decrease) in:
Accounts payable	3,048	(1,355)
Accounts payable to related party	1,378	(696)
Accrued expenses and other liabilities	4,089	1,541
Income taxes payable/receivable	(1,548)	2,710
Net cash provided by operating activities	76,519	76,410

Cash flows from investing activities:
Purchases of property and equipment	(24,684)	(22,487)
Acquisition of businesses	(6,031)	(7,500)
Net cash used in investing activities	(30,715)	(29,987)

Cash flows from financing activities:
Repayments of long-term debt	—	(5,253)
Payment of business acquisition liabilities	(1,100)	(400)
Net proceeds from initial public offering	20,960	—
Net proceeds from issuance of common stock	1,504	886
Purchase of common stock	—	(10,021)
Excess tax benefit related to nonqualified stock options	2,661	54
Net cash provided by/(used in) financing activities	24,025	(14,734)

Effect of foreign exchange rate on cash	(97)	(722)

Net increase in cash and cash equivalents	69,732	30,967
Cash and cash equivalents, beginning of period	142,668	111,701
Cash and cash equivalents, end of period	$212,400	$142,668

Supplemental disclosures of cash flow information:
Interest paid	63	167
Income taxes paid	$44,875	$35,721

The following is a reconciliation of Adjusted EBITDA (unaudited) to net income for the periods presented:

	Three Months Ended		Year Ended
(In thousands, except percentages)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net Income	$20,767	$13,570	$73,831	$60,784
Interest (income)/expense, net	(5)	(19)	(80)	33
Provision for income taxes	8,327	9,922	40,822	36,165
Depreciation and amortization	4,608	4,747	18,108	16,949
EBITDA	33,697	28,220	132,681	113,931
Stock-based compensation	953	1,135	4,635	3,286
Provision for legal settlements	15	1,164	(786)	1,470
Change in fair value of contingent consideration	96	(261)	119	(79)
Adjusted EBITDA	$34,761	$30,258	$136,649	$118,608
Adjusted EBITDA as a percentage of sales	34.6%	34.4%	35.4%	35.8%

Contact:
Ed Joyce
Director, Investor Relations
Phone: (610) 930-1800
Email:     investors@globusmedical.com
www.globusmedical.com